Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is made as of the 27th day of December, 2021, by and between Nightfood Holdings, Inc. (“Company”), a Nevada corporation, with offices located at 520 White Plains Road, Suite 500, Tarrytown, NY 10591, and Sean Folkson (“Consultant”).

For the purposes of this Agreement, either of the above shall be referred to as a “Party” and collectively as the “Parties”.

The Parties hereby agree as follows:

1. EXTENSION OF APPOINTMENT of Sean Folkson. Company hereby agrees to extend term of services for Consultant and Consultant hereby agrees to commit to an extension of his services to Company and its subsidiaries related to the management and growth of the operations of the Company and itys subsidiaries.

A.	TERM. The following Compensation terms may not be amended, supplemented, or changed in any way by either party until July 1, 2022. The term (“Term”) of this Consulting Agreement shall be for a period of twelve (12) months commencing on January 1, 2022. This contract may continue on a month-to-month basis until terminated by Company or Consultant with a notice of thirty (30) days at the end of the term of this Agreement.

B.	COMPENSATION. Both Parties have agreed to continue Consultant’s monthly cash compensation of $6,000 per month during the Term of this Agreement. In addition, the Parties have agreed to the following bonus structure and possible adjustments to the monthly cash compensation:

a)	Consultant shall earn 1,000,000 Warrants with a $.50 strike price upon the date of the filing of the quarterly or annual report showing the first $1,000,000 revenue quarter in Company history.

b)	Consultant shall earn 3,000,000 Warrants with a $.50 strike price upon the date of the filing of the quarterly or annual report showing the first $3,000,000 revenue quarter in Company history.

c)	Consultant shall earn 5,000,000 Warrants with a $1.00 strike price upon the date of the filing of the quarterly or annual report showing the first $5,000,000 revenue quarter in Company history.

d)	Consultant shall earn 500,000 Warrants with a $.50 strike price should Company or its subsidiaries enter into a product development or distribution partnership with a multi-national food & beverage conglomerate during the Term of this Agreement.

e)	Consultant shall earn 1,000,000 Warrants with a $.50 strike price should the Company and its subsidiaries on a consolidated basis generate $1,000,000 or more in Net Revenue through sales of product through “non-traditional” retail channels, such as hotels and college campuses, during the Term of this Agreement.

f)	In January of 2023, an analysis will be done of the Company’s consolidated Calendar Year 2022 Gross Sales. Should the Company have achieved consolidated Gross Sales in excess of $3,000,000 in the Calendar Year 2022, Consultant’s monthly consulting rate of $6,000 per month as stated in this agreement shall be adjusted to $12,000 per month, retroactive to January 1, 2022.

g)	Should multiple revenue bonus levels above be achieved in any given quarter, Consultant shall earn all warrants associated with each of the bonus levels achieved upon the date of the filing of the quarterly or annual report reporting said revenue.

Any quarterly revenue-based Warrants earned as part of this Agreement shall carry a cashless provision, and exercise must occur within 90 days of the respective quarterly or annual filing, or the Warrants shall expire. Any other Warrants earned as part of this Agreement shall also carry a cashless provision, and exercise must occur within 3 years after the date of the milestone, or the Warrants shall expire.

2. ENTIRE AGREEMENT: This agreement supersedes any and all other agreements, either written or oral, between the parties hereto with respect to the services of the Consultant to the Company as it relates to sales and marketing and in no way supersede any other agreements that consultant may have with company pertaining to other matters. All parties to this agreement must sign any modifications to this agreement.

Accepted and agreed to as of this 27th day of December, 2021.

s/s Sean Folkson	s/s Sean Folkson
Sean Folkson	Sean Folkson
Chief Executive Officer	Consultant
Nightfood Holdings, Inc.